FOR IMMEDIATE RELEASE
Media Contact:
Marc Abshire
+1-571-434-5151
marc.abshire@neustar.biz
NeuStar Names Lisa Hook President and COO
STERLING, Va., January 2, 2008 — NeuStar, Inc. (NYSE:NSR) announced today that it has appointed Lisa Hook as president and chief operating officer. In her new role, Ms. Hook will be responsible for leading NeuStar’s operations as they continue to grow and expand worldwide. Hook succeeds Larry Bouman, a long-time advisor to NeuStar, who served as the company’s chief operating officer since early 2007.
“Lisa is the ideal leader,” said Jeff Ganek, chairman and chief executive officer at NeuStar. “She’s a growth specialist. She brings to NeuStar rich experience in advanced IP services, and her experience in voice and wireless telecommunications is rich. Our future is in the expanding marketplace for IP-based communications, mobile data, and computer telephony convergence. Lisa has the right background and abilities to develop new technology business. We’re fortunate to welcome her to the team.”
Bouman will continue as a senior advisor to NeuStar management, as planned, supporting the transition of business responsibilities and technical operations to Hook, and assisting with technology integration. “Larry is one of the great executives in the industry,” said Ganek. “Since NeuStar’s inception, he has been a pillar supporting our growth and success.”

Ms. Hook spent the majority of her career at AOL and Time Warner in a variety of executive-level posts, including president of AOL Broadband, Premium and Developer Services, AOL Anywhere, and AOL Mobile franchises, and chief operating officer of Time Warner Telecom. Ms. Hook has also been partner at Brera Capital Partners LLC, and managing director at Alpine Capital Group LLC. In addition, she served as legal adviser to the Chairman of the Federal Communications Commission (FCC), and was senior attorney at Viacom. Prior to joining NeuStar, Ms. Hook spent a year as president and chief executive officer of SunRocket, Inc., a Virginia-based voice over IP (VoIP) service provider.
Ms. Hook holds a bachelor’s degree from Duke University and a J.D. from the Dickinson School of Law at Pennsylvania State University.
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About NeuStar, Inc.
NeuStar is a provider of clearinghouse and directory services to the global communications and Internet industry. Visit NeuStar online at www.NeuStar.biz.